Exhibit 99.1

October 15, 2021

Required Blackout Notice – Spin-Off-Related Stock Trading Restrictions

As you know, International Business Machines Corporation (“IBM”) is conducting a spin-off (the “Spin-Off”) of Kyndryl Holdings, Inc. (“Kyndryl”), which is expected to close November 3, 2021, on the terms and subject to the conditions set forth in the Separation and Distribution Agreement to be entered into prior to the Spin-Off and certain other transaction-related agreements. This notice informs you that, during a Blackout Period (as discussed further below) relating to the Spin-Off that will affect certain participants in the IBM 401(k) Plus Plan (the “Plan”), directors and executive officers will be prohibited from trading in Company Securities (as defined below), whether or not they participate in the Plan.

The Spin-Off will impact the IBM Stock Fund in the Plan (the “Stock Fund”). The Stock Fund is a unitized stock fund that consists primarily of shares of IBM common stock (the “Plan Shares”). Participants will temporarily be unable to conduct certain transactions with respect to their Plan account balances for a period during which the administrator for the Plan will process the distribution of Kyndryl shares pursuant to the Spin-Off and during the settlement period for the Spin-Off. The period during which participants will be unable to transfer, sell or conduct other transactions with respect to Plan Shares is called the “Blackout Period.” During the Blackout Period, participants who hold Plan Shares will temporarily be unable to perform certain transactions involving the Stock Fund, including the following: (1) investment of payroll contributions into the Stock Fund may be delayed if the Blackout Period is in effect on a pay date, (2) exchanges in and out of the Stock Fund will not be permitted, (3) automatic rebalances that include the Stock Fund will not update during the Blackout Period and will need to be rescheduled after the Blackout Period has ended, (4) loans and withdrawals will only be permitted if the amount a participant is requesting can be funded with balances other than amounts in the Stock Fund and (5) full distributions for participants with a balance in the Stock Fund will not be allowed during the Blackout Period but will be permissible after the Blackout Period has ended and partial distributions will be allowed only if they can be satisfied without having to include the balance in the Stock Fund.

Pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR under the Securities Exchange Act of 1934, during the Blackout Period, you generally may not enter into any transaction with respect to shares of IBM common stock (including any derivative securities such as stock options) (“Company Securities”), whether or not you participate in the Plan. Specifically, during the Blackout Period, you are prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any Company Securities, including exercising stock options, if you acquired such IBM shares or equity awards in connection with your services as a director or executive officer of IBM (subject to certain narrow exceptions). This trading restriction includes indirect trading where you have a pecuniary interest in the transaction (such as transactions by family members, partnerships, corporations or trusts in which you have a pecuniary interest).

The Blackout Period is currently expected to begin at 4:00 p.m., Eastern Time, on November 3, 2021, and to end at the end of the day on November 10. We will notify you if the expected start of the Blackout Period changes, and we will notify you in advance if the expected end of the Blackout Period changes, unless it is not practicable to provide such advance notice.

There are limited exemptions to the foregoing restrictions, including: bona fide gifts and transactions involving Company Securities that you are able to demonstrate were not acquired in connection with your service or employment as a director or executive officer and transactions pursuant to a plan intended to comply with the affirmative defense conditions of Rule 10b5-1, provided that such Rule 10b5-1 plan was not entered into or modified during the Blackout Period and you were unaware of the actual or approximate beginning or ending dates of the Blackout Period at the time of the transaction. Proposed transactions should be discussed with [IBM’s Vice President, Assistant General Counsel, Corporate Secretary, Frank Sedlarcik][Exec Stock Transaction/Armonk/IBM@IBM], before you or your family members take any action concerning Company Securities during this period.

Please note that the trading restrictions implemented because of the Blackout Period are in addition to other trading restrictions IBM currently has or may impose.

Questions regarding this notice or the Blackout Period (including questions regarding whether the Blackout Period has begun or ended) may be directed to Frank Sedlarcik at XXX-XXX-XXXX. You may request a paper version of this notice by contacting Frank Sedlarcik. You may also address any questions by mail to:

International Business Machines Corporation

c/o Frank Sedlarcik

One New Orchard Road

Armonk, NY 10504-1722

If this notice has been delivered to you by electronic means, you have the right to receive a paper version of this notice, and may request a paper version of this notice at no charge by contacting Frank Sedlarcik as indicated above.